Exhibit 99.1

News Release: IMMEDIATE

CAZENOVE GROUP LIMITED AND J.P. MORGAN

AGREE FUTURE OF JOINT VENTURE

•	J.P. Morgan Cazenove to become a wholly owned part of J.P. Morgan

•	Cazenove shareholders to receive £5.35 per share

•	Transaction values Cazenove at £1bn - implied value of joint venture of £2bn

•	UK investment banking continues to operate as J.P. Morgan Cazenove

•

J.P. Morgan will combine the joint venture’s Cash Equities and Research divisions with its existing operations covering Europe, the Middle East and Africa (EMEA). The enlarged business will be branded J.P. Morgan Cazenove

London, 19 November, 2009 – Cazenove Group Limited (Cazenove) and J.P. Morgan have agreed a transaction under which their joint venture, J.P. Morgan Cazenove, will become a wholly owned part of J.P. Morgan.

The transaction will provide certainty for all stakeholders, beginning a new era for this successful five year partnership. There will be continuity in the roles of key employees. The business will continue to operate under the J.P. Morgan Cazenove brand and will build on its reputation for providing clients with outstanding advice and execution.

The joint venture’s Corporate Finance business has already been operating closely and successfully with J.P. Morgan in the UK, where it is the No. 1 Corporate Broker, and there should be little change to its activities as a result of the transaction. It will remain focused on providing strategic advice to large and small UK clients, as well as raising capital and delivering risk management solutions.

In the Cash Equities business, the Cazenove platform has operated separately from J.P. Morgan. Upon completion of the transaction, J.P. Morgan will combine the joint venture’s Cash Equities and Research operations with its existing franchise in Europe, the Middle East and Africa and run the enlarged business under the J.P. Morgan Cazenove banner.

Media Contacts:

Cazenove:	Tessa Murray	+44 207 155 5522	tessa.murray@jpmorgancazenove.com
J.P. Morgan:	David Wells	+44 207 325 8504	david.m.wells@jpmorgan.com

Commenting on this announcement, David Mayhew, Chairman of J.P. Morgan Cazenove, said: “Our joint venture with J.P. Morgan has been a great success; benefiting our clients, our shareholders and our people. The agreement we have reached is a natural extension of our relationship. It builds on what we have achieved in the past five years and provides a platform for the next stage of development.”

Naguib Kheraj, J.P. Morgan Cazenove’s Chief Executive Officer, added: “For all corporate clients our business will remain fundamentally unchanged – same people, same client approach, and same brand. In institutional equities, the combination of the businesses will enable us to improve and broaden our service to clients.”

Jes Staley, chief executive of J.P. Morgan’s investment bank, said: “Five years ago, J.P. Morgan and Cazenove agreed to combine their talented people and prestigious brands in an effort to serve clients better. We look forward to continuing that successful partnership in a new era and to growing the businesses. We believe the wholly-owned structure will enable us to offer clients a seamless service in the UK and abroad.”

J.P. Morgan Cazenove’s executives will continue in their key positions in the business as part of the wider J.P. Morgan Investment Bank:

•	David Mayhew will remain Chairman of J.P. Morgan Cazenove

•	Naguib Kheraj, Chief Executive Officer of J.P. Morgan Cazenove, will oversee the integration

•	Ian Hannam continues as Chairman of Capital Markets

•	Charles Harman will continue to be Head of UK Investment Banking

•	Alan Carruthers will become Head of Cash Equities for Europe, the Middle East and Africa

•	Laurence Hollingworth will be Head of UK Equity Capital Markets

•	David Knox will be Head of UK Equity Research and Deputy Head of European Equity Research

The transaction enables Cazenove shareholders to realise the value of their investment and will be structured as a purchase by J.P. Morgan of all of the share capital of Cazenove, which currently owns a 49.99 percent interest in J.P. Morgan Cazenove. Cazenove ordinary shareholders will receive £5.35 per share, consisting of £5.10 upon closing for the sale of their shares and a dividend of 25p per share in December 2009.

Completion of the transaction, which is subject to approval by Cazenove shareholders, is expected in early 2010.

The Directors of Cazenove are being advised by Lazard and believe the transaction is in the best interests of all shareholders and unanimously recommend that shareholders vote in favour of the transaction.

#  #  #

NOTICE TO CAZENOVE SHAREHOLDERS IN THE UNITED STATES

The transaction relates to securities of a Jersey incorporated company and is subject to Jersey and United Kingdom disclosure requirements, which are different from those of the United States. Certain financial information included in this document has been prepared in accordance with United Kingdom accounting standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for US holders of Cazenove shares to enforce their rights and any claim arising out of the US federal securities laws, since Cazenove and certain J.P. Morgan entities are located in non-US jurisdictions, and some or all of their officers and directors may be residents of non-US jurisdictions. US holders of Cazenove shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.

#  #  #

About J.P. Morgan

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.0 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com

About Cazenove Group Limited

Cazenove Group Limited is an unlisted public company, registered in Jersey, which holds Cazenove’s 49.99% interest in J.P. Morgan Cazenove, the joint venture with J.P. Morgan. There are approximately 1500 shareholders. The shareholder register comprises: approximately 20% current employees; 16% deferred share awards owned by employees; 54% former employees; just over 8% institutional investors; and just over 1% J.P. Morgan.

Financial highlights for Cazenove Group Limited:

	2008	2009
(£m)	Full Year	9 Months to September
Gross revenues	207.6	216.7
Operating expenses (excl. goodwill amortisation)	138.1	120.7
Profit after tax (before goodwill amortisation and exceptional items)	48.5	65.4

As at September 30, 2009, Shareholder’s Equity totalled £165.7m.

www.cazenove.com

About J.P. Morgan Cazenove

J.P. Morgan Cazenove is one of the UK’s leading investment banks. It combines innovative and impartial advice with a broad range of capabilities and proven execution skills. J.P. Morgan Cazenove provides a full range of investment banking services, including financial advice, M&A, investor relations, debt and equity capital markets advice and execution and equity research and distribution. It is committed to acting as an effective link between providers of capital and its commercial, industrial and financial customers.

In the UK it ranked1: No.1 in Equity Capital Markets; No.1 in Equity Primary Issuance; No.4 in M&A2; No.4 in Bond Issuance. It is the UK’s No.1 Corporate Broker, acting for 36 FTSE100 companies, 94 FTSE250 and 68 smaller companies.

The Cash Equities business offers valued research together with highly competitive sales and execution services for institutional investors worldwide. In the 2009 Extel and Institutional Investor surveys, the firm was voted No1 in the UK for both Research and Sales.

J.P. Morgan Cazenove was formed at the beginning of 2005. As part of the original joint venture agreement, J.P. Morgan was granted a call option and Cazenove a put option over the 50% of J.P. Morgan Cazenove owned by Cazenove. The first date for the exercise of these options is in early 2010.

At the inception of the joint venture, J.P. Morgan contributed its UK investment banking operations (which were represented in the accounts of J.P. Morgan Cazenove by £300 million of goodwill) and paid £159 million in cash in return for a shareholding of 50.01 per cent in J.P. Morgan Cazenove. Cazenove Group plc shareholders received a return of capital of £354 million, while Cazenove retained a 49.99 per cent interest in J.P. Morgan Cazenove and a 100 per cent interest in Cazenove Capital Holdings, a leading UK independent asset management business (which was subsequently demerged to Cazenove shareholders).

www.jpmorgancazenove.com

[1]	As at September 30, 2009
[2]	On a completed deals basis, any UK involvement, source: Dealogic

About Cazenove Capital Holdings

This transaction does not in any way affect Cazenove Capital Holdings. The asset management business became independent of Cazenove Group Limited in December 2005 and operates as an entirely separate company. It will continue to operate under the Cazenove Capital Management brand in accordance with its perpetual licence.

Lazard & Co. Limited

Lazard & Co. Limited, which is authorised and regulated by the Financial Services Authority, is acting for Cazenove in connection with the transaction and for no one else and will not be responsible to anyone other than Cazenove in providing the protections afforded to clients of Lazard nor for providing advice in relation to the transaction or any other matter herein.

5